Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-278729

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 24, 2024)

10,574,556 Shares of Common Stock

This prospectus supplement updates, supersedes and amends certain information contained in the prospectus supplement dated April 24, 2024 (the “Original Prospectus”) relating to the offering of up to 10,574,556 shares of common stock, par value $0.001 per share (the “Common Stock”), of iBio, Inc. by the selling stockholders identified in this prospectus (the “Selling Stockholders”), including their pledgees, assignees, donees, transferees or their respective successors-in-interest, consisting of 2,701,315 outstanding shares of Common Stock held by the Selling Stockholders, 2,585,963 shares of Common Stock issuable upon the exercise of outstanding pre-funded warrants (the “Pre-Funded Warrants”) held by certain of the Selling Stockholders and 5,287,278 shares of Common Stock issuable upon the exercise of outstanding warrants held by the Selling Stockholders (the “Series E Common Warrants”). The Series E Common Warrants have been amended as described below under “Amendments to Existing Warrants.”

This prospectus supplement should be read in conjunction with the Original Prospectus, and is qualified by reference to the Original Prospectus, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Original Prospectus, including any amendments or supplements thereto. We may amend or supplement the Original Prospectus from time to time by filing amendments or supplements as required. You should read the entire Original Prospectus and any amendments or supplements carefully before you make an investment decision.

Our Common Stock became listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “IBIO” on March 4, 2025, prior to which time it was listed on the NYSE American LLC (the “NYSE American”). On April 28, 2025, the closing price of our Common Stock on Nasdaq was $1.05 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” in the Original Prospectus and documents incorporated therein by reference for a discussion of such risk factors, which factors should be read carefully in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus, this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Amendment to Existing Warrants

This Supplement is being filed to disclose the following:

On April 29, 2025, we agreed with certain holders of the Series E Common Warrants to purchase up to 3,482,455 shares of Common Stock to amend such warrants to lower the exercise price of such warrants to $0.86 per share.

Prospectus supplement dated April 29, 2025.